UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2011

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 939-0230
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Items.

As previously disclosed, on August 2, 2011, LiveDeal, Inc. (the “Company”) was notified by the NASDAQ Listing Qualifications Department that the Company had failed to timely regain compliance with NASDAQ Listing Rule 5550(a)(4), which requires an issuer to have at least 500,000 publicly held shares for continued listing on The NASDAQ Capital Market (the “Public Float Rule”), by August 1, 2011.  The Company believes it has regained compliance with the Public Float Rule.

On August 10, 2011, the Company implemented a 20:19 forward stock split of its common stock, resulting in 691,349 shares outstanding and 503,671 publicly held shares as of September 1, 2011.  Attached as Exhibit 99.1 is an updated beneficial shareholder table in support thereof.

Notwithstanding the Company’s belief that it has regained compliance with the Public Float Rule, the Company remains non-compliant with the applicable $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5550(b) (the “Stockholders’ Equity Rule”).  The Company plans to present its plan to regain compliance with the Stockholders’ Equity Rule and to request an extension within which to do so at a hearing before the NASDAQ Listing Qualifications Panel.  There can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will be able to successfully complete its compliance plan.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Security Ownership of Certain Beneficial Owners and Management, as of September 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: September 1, 2011	/ s/ Lawrence W. Tomsic
Lawrence W. Tomsic
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Security Ownership of Certain Beneficial Owners and Management, as of September 1, 2011.